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Exhibit 3.3

CERTIFICATE OF FORMATION

OF

K-SEA GP LLC

        This Certificate of Formation of K-Sea GP LLC (the "Company") is being executed and filed by the undersigned authorized person for the purpose of forming a limited liability company under the Delaware Limited Liability Company Act.

        1.     The name of the Delaware limited liability company formed hereby is K-Sea GP LLC.

        2.     The address of the Company's registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801. The name of the Company's registered agent at such address is The Corporation Trust Company.

        IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of K-Sea GP LLC on December 11, 2007.

AUTHORIZED PERSON
/s/ TIMOTHY J. CASEY Timothy J. Casey Authorized Person

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  Exhibit 3.3
CERTIFICATE OF FORMATION OF K-SEA GP LLC